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                      KELLY, HART & HALLMAN
                   (A PROFESSIONAL CORPORATION)
                         ATTORNEYS AT LAW
                   201 MAIN STREET, SUITE 2500
                     FORT WORTH, TEXAS  76102

TELEPHONE (817) 332-2500                               301 CONGRESS, SUITE 2000
TELECOPY (817) 878-9280                                AUSTIN, TEXAS  87801
WRITER'S DIRECT DIAL NUMBER                            TELEPHONE (512) 495-6400
                                                       TELECOPY (512) 495-6401

                                 August 30, 1994


Stockholders of Wometco Cable Corp.
c/o Board of Directors of Wometco Cable Corp.
9500 South Dadeland Boulevard, Suite 800
Miami, Florida  33156


     Re:   Agreement and Plan of Merger by and among U S WEST,
           Inc., Multimedia Cable, Inc., Wometco Cable Corp.,
           Peachtree Cable Holdings, Ltd. and Peachtree Cable
           Associates, Ltd.


Dear Gentlemen:

     You have requested that we issue our opinion to the stockholders of Wometco Cable Corp., a Delaware corporation ("Wometco") as to certain of the federal income tax consequences to the stockholders of Wometco resulting from the proposed merger ("Merger") of Multimedia Cable, Inc., a Delaware corporation ("Acquisition Sub"), with and into Wometco with Wometco to continue as the surviving corporation and a wholly-owned subsidiary of U S WEST, Inc., a Colorado corporation ("U S WEST") pursuant to the terms of the Agreement and Plan of Merger dated as of July 15, 1994, by and among U S WEST, Acquisition Sub, Wometco, Peachtree Cable Holdings, Ltd., a Texas limited partnership and Peachtree Cable Associates, Ltd., a Texas limited partnership, (the "Merger Agreement") as described in the Prospectus forming a part of the Registration Statement (the "Registration Statement") on Form S-4 of U S WEST (the "Prospectus") to be filed by U S West on August 30, 1994.

     Capitalized terms used but not otherwise defined herein shall have the definitions assigned to such terms in the Merger Agreement, unless the context requires otherwise. In connection with this opinion, we have examined and solely relied upon such matters of law and such documents as we have deemed
(i) the Merger Agreement, (ii) the Registration Statement on Form S-4 to be filed by U S WEST with the Securities and Exchange

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Commission, and (iii) the Prospectus included as part of the Registration
Statement. In addition, we are relying upon the initial and continuing accuracy of: (i) representations made by Wometco, Peachtree Cable Holdings, Ltd., Peachtree Cable Associates, Ltd., U S WEST and Acquisition Sub as set forth in the Merger Agreement, and (ii) representations made by Wometco, Peachtree Cable Holdings, Ltd., Peachtree Investors Limited Partnership, a Delaware limited partnership and Peachtree Cable Associates, Ltd., each as set forth in a letter to Kelly, Hart & Hallman as a basis for our opinion. We have not independently verified the representations made by Wometco, Peachtree Cable Holdings, Ltd., Peachtree Investors Limited Partnership and Peachtree Cable Associates, Ltd., nor have we independently verified the statements or representations included in the Merger Agreement or the Registration Statement.

     This opinion is also based on the representation made by Wometco (and the assumption that U S WEST would also make such representation) that the fair market value of the U S WEST Common Stock to be received by Wometco stockholders in the Merger will be approximately equal to the fair market value of the Wometco Stock surrendered by such stockholders in exchange therefor. Should the Internal Revenue Service contend on audit that any Wometco stockholder received U S WEST Common Stock in excess of the fair market value of the Wometco Stock surrendered by him and/or any other consideration, the fair market value of such excess portion of the U S West Common Stock and/or any other consideration received by such stockholder could be taxable as ordinary income to such stockholder.

     Further, this opinion is based upon the Internal Revenue Code of 1986, as amended, including legislative history (the "Code"), the existing, proposed and temporary regulations promulgated thereunder by the Treasury Department (the "Regulations"), the interpretations of the Code and Regulations by the Internal Revenue Service and judicial decisions that we believe are materially pertinent to this opinion, all as they exist as of the date of this opinion. The Code, Regulations and administrative interpretations are subject to change or modification at any time, and, in some circumstances, with retroactive effect, and the judicial decisions may be overruled, interpreted in a different way, or the effect otherwise modified such that these decisions are no longer valid or applicable. Such changes if given retroactive or other effect may adversely affect the federal income tax consequences of the Merger. A stockholder could incur substantial costs in responding to any such challenge by the Internal

     Based upon the foregoing, and subject to the limitations and qualifications set forth herein, we are of the opinion that the Merger should qualify as a reorganization under Section

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368(a)(1)(A) and Section 368(a)(2)(E) of the Code.  Based upon such opinion, the principal federal income tax consequences of the Merger to the stockholders of Wometco are set forth below:

     1. No gain or loss will be recognized by a stockholder of Wometco upon the exchange of shares of Wometco Stock for shares of U S WEST Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share).

     2. The tax basis of the shares of U S WEST Common Stock comprising the Merger Consideration received by a stockholder of Wometco as a result of the Merger will be the same as the tax basis of the shares of Wometco Stock exchanged therefor.

     3. The holding period of the shares of U S WEST Common Stock comprising the Merger Consideration received by a stockholder of Wometco as a result of the Merger will include the holding period of the shares of Wometco Stock exchanged therefor, provided that such Wometco Stock was held as a capital asset by the stockholder on the date of the Merger.

     4. A stockholder of Wometco who receives cash in lieu of a fractional share of U S WEST Common Stock comprising the Merger Consideration will recognize gain or loss equal to the difference between the cash received in lieu of such fractional share and the basis of such fractional share. Such gain or loss will be capital gain or loss, provided the stockholder's Wometco Stock was held as a capital asset. Any such capital gain or loss will be long-term capital gain or loss if the stockholder's holding period for such Wometco Stock exceeds one year as of the Effective Time.

     5. Cash received by a stockholder of Wometco who is a dissenting stockholder will be treated as cash received as a distribution in redemption of such shares, subject to the provisions and limitations of Section 302 of the Code. In general, such a stockholder will recognize gain or loss to equal the difference between the cash received and the basis of such shares. Provided such shares were held as a capital asset, such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if such stockholder's holding period for such shares exceeds one year as of the Effective Time. In certain circumstances, however, the entire amount of cash received by a dissenting stockholder will be treated as ordinary dividend income.

     This opinion is limited to the specific opinion expressly stated herein, and no other opinion is implied or may be inferred beyond the specific opinion expressly stated herein.

     We express no opinion as to the tax treatment of the Merger under any provision or section of the Code which may also be

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opinion, nor do we express any opinion as to the tax
treatment of any conditions existing at the time of, or any effects resulting from, the Merger, which are not specifically addressed in the foregoing opinion. In addition, we express no opinion as to the tax treatment of the Merger under any state, local or other applicable tax law which may also be applicable thereto. We also do not express and have not been requested to express any opinion as to the tax consequences (and/or any other consequences) of the Merger for Wometco and/or any other entity other than the stockholders of Wometco as of the date of this opinion.

     We call your attention to the fact that certain shareholders, directors, and officers of this law firm own, directly or indirectly, interests in Peachtree Cable Holdings, Ltd. and also have served or are currently serving as an officer of one or more of the indirect general partner of Peachtree Cable Holdings, Ltd.

     This opinion is intended solely for your benefit. It is not to be quoted in whole or in part, disclosed, made available to or relied upon by any other person, firm or entity without our express written consent, provided, however, that we hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use this firm's name under the caption "Legal Matters" in the Prospectus. This opinion is based upon our knowledge of the law and facts as of the date hereof. We assume no duty to update or supplement this opinion to reflect any facts or circumstances that may hereafter come to our attention or to reflect any changes in any law that may hereafter occur or become effective.

                         Respectfully submitted,


                         /s/ Kelly, Hart & Hallman

                         KELLY, HART & HALLMAN
                         (A Professional Corporation)